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                                                                 Exhibit (17)(q)

Advantus Equity Funds
and
Advantus Fixed Income and
Blended Funds

Prospectus Supplement Dated August 8, 2003 to the Advantus Equity Funds Prospectus dated November 29, 2002, as supplemented February 3, 2003, April 24, 2003 and June 18, 2003, and

to the Advantus Fixed Income and Blended Funds Prospectus dated January 31, 2003, as supplemented April 24, 2003 and June 18, 2003


The paragraph captioned "Low Balance Fee", which appears under the Prospectus heading "Buying and Selling Shares ? Account Requirements", is amended to read as follows:

Low Balance Fee. The Fund will deduct a $10 annual fee from your account in October of each year if your account balance at that time is below $2,000. The low balance fee is waived for qualified accounts and for investors who have aggregate Advantus Fund account assets of $25,000 or more (only shares held directly in the investor's name, rather than in a broker's name, are aggregated for this purpose).


Investors should retain this supplement for future reference.
F. 59557 8-2003